UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                              Metris Companies Inc.

                     Common Stock, par value $.01 per share

                         (Title of Class of Securities)

                                   591598 10 7
                                 (CUSIP Number)


                                 Steven M. Peck
        Hutchins, Wheeler & Dittmar, 101 Federal Street, Boston, MA 02110
                                 (617) 951-6600

   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                 January 1, 2001

             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
           -----------
     NAME OF REPORTING PERSON - THL Equity Advisors IV, LLC

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [   ]
                                                           (b) [X]
3.       SEC USE ONLY

4.       SOURCE OF FUNDS

         N/A

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
                                                7.    SOLE VOTING POWER
                                                                 0
NUMBER OF
SHARES                                          8.    SHARED VOTING POWER
BENEFICIALLY                                           34,112,846 (See Item 5)
OWNED BY
EACH                                            9.    SOLE DISPOSITIVE POWER
REPORTING                                                        0
PERSON WITH
                                               10.    SHARED DISPOSITIVE POWER
                                                       34,112,846 (See Item 5)

11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       34,112,846 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     34.9%

14.   TYPE OF REPORTING PERSON

     OO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
           -----------

1.   NAME OF REPORTING PERSON - Thomas H. Lee Equity Fund IV, L.P.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                 (b) [X]

3.       SEC USE ONLY
4.       SOURCE OF FUNDS

     WC

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)                                      [   ]

6.     CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                                7.    SOLE VOTING POWER
                                                              0
NUMBER OF
SHARES                                          8.    SHARED VOTING POWER
BENEFICIALLY                                          30,136,976 (See Item 5)
OWNED BY
EACH                                            9.    SOLE DISPOSITIVE POWER
REPORTING                                                     0
PERSON WITH
                                               10.    SHARED DISPOSITIVE POWER
                                                      30,136,976 (See Item 5)

 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,136,976 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     30.8%

14.      TYPE OF REPORTING PERSON

     PN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON - THL Foreign Fund IV, L.P.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [   ]
                                                                       (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
[   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                                7.    SOLE VOTING POWER
                                                              0
NUMBER OF
SHARES                                          8.    SHARED VOTING POWER
BENEFICIALLY                                          1,042,203 (See Item 5)
OWNED BY
EACH                                            9.    SOLE DISPOSITIVE POWER
REPORTING                                                     0
PERSON WITH                                    10.    SHARED DISPOSITIVE POWER
                                                      1,042,203 (See Item 5)

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,042,203 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.1%

14.      TYPE OF REPORTING PERSON

     PN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON - THL Foreign Fund IV-B, L.P.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                 (b) [X]

3.     SEC USE ONLY

4.       SOURCE OF FUNDS

     WC

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)                                      [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                                7.   SOLE VOTING POWER
                                                     0
NUMBER OF
SHARES                                          8.  SHARED VOTING POWER
BENEFICIALLY                                        2,933,667 (See Item 5)
OWNED BY
EACH                                            9.  SOLE DISPOSITIVE POWER
REPORTING                                              0
PERSON WITH                                    10.  SHARED DISPOSITIVE POWER
                                                     2,933,667 (See Item 5)

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,933,667 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

  13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.0%

14.      TYPE OF REPORTING PERSON

     PN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON - 1997 Thomas H. Lee Nominee Trust

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                  (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     WC

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)                                  [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

                                                7.    SOLE VOTING POWER
                                                      460,961 (See Item 5)
NUMBER OF
SHARES                                          8.    SHARED VOTING POWER
BENEFICIALLY                                          0
OWNED BY
EACH                                            9.    SOLE DISPOSITIVE POWER
REPORTING                                             460,961 (See Item 5)
PERSON WITH
                                               10.    SHARED DISPOSITIVE POWER
                                                      0

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     460,961 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.4%

14.      TYPE OF REPORTING PERSON

     OO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON - David V. Harkins

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                 (b) [X]
3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)                                      [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                              7.    SOLE VOTING POWER
                                                    121,038 (See Item 5)
NUMBER OF
SHARES                                        8.    SHARED VOTING POWER
BENEFICIALLY                                        0
OWNED BY
EACH                                          9.    SOLE DISPOSITIVE POWER
REPORTING                                           121,038 (See Item 5)
PERSON WITH
                                              10.    SHARED DISPOSITIVE POWER
                                                     0

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     121,038 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON - The 1995 Harkins Gift Trust
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                 (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS
     OO

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)                                     [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
     Massachusetts

                                               7.    SOLE VOTING POWER
                                                     0
NUMBER OF
SHARES                                         8.    SHARED VOTING POWER
BENEFICIALLY                                         11,828 (See Item 5)
OWNED BY
EACH                                           9.    SOLE DISPOSITIVE POWER
REPORTING                                            0
PERSON WITH
                                              10.    SHARED DISPOSITIVE POWER
                                                     11,828 (See Item 5)

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  11,828 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         less than 0.1%

14.      TYPE OF REPORTING PERSON
     OO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON - Scott A. Schoen

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [   ]
                                                             (b) [X]
3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)                                      [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                           7.    SOLE VOTING POWER
                                                 88,392 (See Item 5)
NUMBER OF
SHARES                                     8.    SHARED VOTING POWER
BENEFICIALLY                                     0
OWNED BY
EACH                                       9.    SOLE DISPOSITIVE POWER
REPORTING                                        88,392 (See Item 5)
PERSON WITH
                                          10.    SHARED DISPOSITIVE POWER
                                                 0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     88,392 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN


PAGE>


                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON - C. Hunter Boll

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [   ]
                                                            (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                          7.    SOLE VOTING POWER
                                                103,392 (See Item 5)
NUMBER OF
SHARES                                    8.    SHARED VOTING POWER
BENEFICIALLY                                    0
OWNED BY
EACH                                      9.    SOLE DISPOSITIVE POWER
REPORTING                                       103,392 (See Item 5)
PERSON WITH
                                         10.    SHARED DISPOSITIVE POWER
                                                0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     103,392 (See Item 5)

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Scott M. Sperling

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [   ]
                                                             (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)                                      [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                           7.    SOLE VOTING POWER
                                                 88,392 (See Item 5)
NUMBER OF
SHARES                                     8.    SHARED VOTING POWER
BENEFICIALLY                                     0
OWNED BY
EACH                                       9.    SOLE DISPOSITIVE POWER
REPORTING                                        88,392 (See Item 5)
PERSON WITH
                                          10.    SHARED DISPOSITIVE POWER
                                                 0

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     88,392 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                    [   ]

13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Anthony J. DiNovi

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [   ]
                                                              (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)                                     [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                           7.    SOLE VOTING POWER
                                                 88,392 (See Item 5)
NUMBER OF
SHARES                                     8.    SHARED VOTING POWER
BENEFICIALLY                                     0
OWNED BY
EACH                                       9.    SOLE DISPOSITIVE POWER
REPORTING                                         88,392 (See Item 5)
PERSON WITH
                                          10.    SHARED DISPOSITIVE POWER
                                                 0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     88,392 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Thomas M. Hagerty

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [   ]
                                                            (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)                                     [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                               7.    SOLE VOTING POWER
                                                     103,392 (See Item 5)
NUMBER OF
SHARES                                         8.    SHARED VOTING POWER
BENEFICIALLY                                         0
OWNED BY
EACH                                           9.    SOLE DISPOSITIVE POWER
REPORTING                                            103,392 (See Item 5)
PERSON WITH
                                              10.    SHARED DISPOSITIVE POWER
                                                     0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     103,392 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Warren C. Smith, Jr.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                 (b) [X]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

     PF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                               [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                              7.    SOLE VOTING POWER
                                                    88,392 (See Item 5)
NUMBER OF
SHARES                                        8.    SHARED VOTING POWER
BENEFICIALLY                                        0
OWNED BY
EACH                                          9.    SOLE DISPOSITIVE POWER
REPORTING                                           88,392 (See Item 5)
PERSON WITH
                                              10.    SHARED DISPOSITIVE POWER
                                                     0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     88,392 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Seth W. Lawry

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [   ]
                                                            (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)                                  [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                                  7.    SOLE VOTING POWER
                                                        36,916 (See Item 5)
NUMBER OF
SHARES                                            8.    SHARED VOTING POWER
BENEFICIALLY                                                0
OWNED BY
EACH                                              9.    SOLE DISPOSITIVE POWER
REPORTING                                                  36,916 (See Item 5)
PERSON WITH
                                                 10.    SHARED DISPOSITIVE POWER
                                                            0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     36,916 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Kent R. Weldon

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                  (b) [X]
3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)                                        [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                                  7.    SOLE VOTING POWER
                                                        24,586 (See Item 5)
NUMBER OF
SHARES                                            8.    SHARED VOTING POWER
BENEFICIALLY                                                0
OWNED BY
EACH                                              9.    SOLE DISPOSITIVE POWER
REPORTING                                                  24,586 (See Item 5)
PERSON WITH
                                                 10.    SHARED DISPOSITIVE POWER
                                                           0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     24,586 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Terrence M. Mullen

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [   ]
                                                                   (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)                                       [   ]


6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                             7.    SOLE VOTING POWER
                                                   19,610 (See Item 5)
NUMBER OF
SHARES                                       8.    SHARED VOTING POWER
BENEFICIALLY                                       0
OWNED BY
EACH                                         9.    SOLE DISPOSITIVE POWER
REPORTING                                          19,610 (See Item 5)
PERSON WITH
                                             10.    SHARED DISPOSITIVE POWER
                                                    0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     19,610 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Todd M. Abbrecht

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [   ]
                                                                   (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(D) OR 2(E)                                   [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                              7.    SOLE VOTING POWER
                                                    19,610 (See Item 5)
NUMBER OF
SHARES                                        8.    SHARED VOTING POWER
BENEFICIALLY                                          0
OWNED BY
EACH                                          9.    SOLE DISPOSITIVE POWER
REPORTING                                           19,610 (See Item 5)
PERSON WITH
                                              10.    SHARED DISPOSITIVE POWER
                                                     0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     19,610 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Charles A. Brizius

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [   ]
                                                                (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                                 7.    SOLE VOTING POWER
                                                       14,678 (See Item 5)
NUMBER OF
SHARES                                           8.    SHARED VOTING POWER
BENEFICIALLY                                               0
OWNED BY
EACH                                             9.    SOLE DISPOSITIVE POWER
REPORTING                                                 14,678 (See Item 5)
PERSON WITH
                                                10.    SHARED DISPOSITIVE POWER
                                                         0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,678 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Scott Jaeckel

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [   ]
                                                                (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                                 7.    SOLE VOTING POWER
                                                         5,611 (See Item 5)
NUMBER OF
SHARES                                           8.    SHARED VOTING POWER
BENEFICIALLY                                               0
OWNED BY
EACH                                             9.    SOLE DISPOSITIVE POWER
REPORTING                                                 5,611 (See Item 5)
PERSON WITH
                                                10.    SHARED DISPOSITIVE POWER
                                                          0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,611 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Soren Oberg

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                 (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                                7.    SOLE VOTING POWER
                                                      5,611 (See Item 5)
NUMBER OF
SHARES                                          8.    SHARED VOTING POWER
BENEFICIALLY                                          0
OWNED BY
EACH                                            9.    SOLE DISPOSITIVE POWER
REPORTING                                             5,611 (See Item 5)
PERSON WITH
                                               10.    SHARED DISPOSITIVE POWER
                                                      0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,611 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Thomas R. Shepherd

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [   ]
                                                                (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                                7.    SOLE VOTING POWER
                                                      10,336 (See Item 5)
NUMBER OF
SHARES                                          8.    SHARED VOTING POWER
BENEFICIALLY                                          0
OWNED BY
EACH                                            9.    SOLE DISPOSITIVE POWER
REPORTING                                             10,336 (See Item 5)
PERSON WITH
                                                10.    SHARED DISPOSITIVE POWER
                                                       0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,336 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

 13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Wendy L. Masler

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                 (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E)                                           [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                          7.    SOLE VOTING POWER
                                                2,259 (See Item 5)
NUMBER OF
SHARES                                    8.    SHARED VOTING POWER
BENEFICIALLY                                    0
OWNED BY
EACH                                      9.    SOLE DISPOSITIVE POWER
REPORTING                                        2,259 (See Item 5)
PERSON WITH
                                         10.    SHARED DISPOSITIVE POWER
                                                0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,259 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Andrew D. Flaster

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                  (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(D) OR 2(E)                   [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                                 7.    SOLE VOTING POWER
                                                       2,259 (See Item 5)
NUMBER OF
SHARES                                           8.    SHARED VOTING POWER
BENEFICIALLY                                           0
OWNED BY
EACH                                             9.    SOLE DISPOSITIVE POWER
REPORTING                                              2,259 (See Item 5)
PERSON WITH
                                                10.    SHARED DISPOSITIVE POWER
                                                         0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,259 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Kristina A. Watts

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [   ]
                                                                (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                              7.    SOLE VOTING POWER
                                                    1,491 (See Item 5)
NUMBER OF
SHARES                                        8.    SHARED VOTING POWER
BENEFICIALLY                                              0
OWNED BY
EACH                                          9.    SOLE DISPOSITIVE POWER
REPORTING                                           1,491 (See Item 5)
PERSON WITH
                                             10.    SHARED DISPOSITIVE POWER
                                                         0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,491 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Robert Schiff Lee 1988 Irrevocable Trust

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [   ]
                                                              (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     OO

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(D) OR 2(E)                                     [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

                                             7.    SOLE VOTING POWER
                                                   8,889 (See Item 5)
NUMBER OF
SHARES                                       8.    SHARED VOTING POWER
BENEFICIALLY                                         0
OWNED BY
EACH                                         9.    SOLE DISPOSITIVE POWER
REPORTING                                          8,889 (See Item 5)
PERSON WITH
                                             10.    SHARED DISPOSITIVE POWER
                                                     0

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,889 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     OO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Stephen Zachary Lee

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [   ]
                                                                (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(D) OR 2(E)                                      [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                              7.    SOLE VOTING POWER
                                                    8,889 (See Item 5)
NUMBER OF
SHARES                                        8.    SHARED VOTING POWER
BENEFICIALLY                                         0
OWNED BY
EACH                                          9.    SOLE DISPOSITIVE POWER
REPORTING                                           8,889 (See Item 5)
PERSON WITH
                                              10.    SHARED DISPOSITIVE POWER
                                                          0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,889 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Charles W. Robins as Trustee for Jesse
         Albert Lee

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                  (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                                7.    SOLE VOTING POWER
                                                        5,832 (See Item 5)
NUMBER OF
SHARES                                          8.    SHARED VOTING POWER
BENEFICIALLY                                              5,832 (See Item 5)
OWNED BY
EACH                                            9.    SOLE DISPOSITIVE POWER
REPORTING                                               0
PERSON WITH
                                               10.    SHARED DISPOSITIVE POWER
                                                         5,832 (See Item 5)

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,832 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     OO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Charles W. Robins

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                  (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                               7.    SOLE VOTING POWER
                                                     2,259 (See Item 5)
NUMBER OF
SHARES                                         8.    SHARED VOTING POWER
BENEFICIALLY                                           0
OWNED BY
EACH                                           9.    SOLE DISPOSITIVE POWER
REPORTING                                            2,259 (See Item 5)
PERSON WITH
                                               10.    SHARED DISPOSITIVE POWER
                                                         0


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,259 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  James Westra

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                  (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]


6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                                   7.    SOLE VOTING POWER
                                                        2,259 (See Item 5)
NUMBER OF
SHARES                                            8.    SHARED VOTING POWER
BENEFICIALLY                                                0
OWNED BY
EACH                                              9.    SOLE DISPOSITIVE POWER
REPORTING                                                 2,259 (See Item 5)
PERSON WITH
                                                 10.    SHARED DISPOSITIVE POWER
                                                            0

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,259 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
           -----------

1.       NAME OF REPORTING PERSON - THL Investment Management Corp.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [   ]
                                                                    (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     N/A

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)                                         [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

                                            7.    SOLE VOTING POWER
                                                        0
NUMBER OF
SHARES                                      8.    SHARED VOTING POWER
BENEFICIALLY                                      8,771 (See Item 5)
OWNED BY
EACH                                        9.    SOLE DISPOSITIVE POWER
REPORTING                                               0
PERSON WITH
                                            10.    SHARED DISPOSITIVE POWER
                                                        8,771 (See Item 5)

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,771 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                              [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     CO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Thomas H. Lee Charitable Investment L.P.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [   ]
                                                                   (b) [X]

4.       SOURCE OF FUNDS

     WC

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(D) OR 2(E)                                       [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

                                                 7.    SOLE VOTING POWER
                                                                        0
NUMBER OF
SHARES                                           8.    SHARED VOTING POWER
BENEFICIALLY                                              196,084 (See Item 5)
OWNED BY
EACH                                             9.    SOLE DISPOSITIVE POWER
REPORTING                                                  0
PERSON WITH
                                                10.    SHARED DISPOSITIVE POWER
                                                          196,084 (See Item 5)


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     196,084 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.2%

14.      TYPE OF REPORTING PERSON

     PN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1. NAME OF REPORTING PERSON - Thomas H Lee Investors Limited Partnership (f/k/a THL-CCI Limited Partnership)

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [   ]
                                                                    (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     WC

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

                                                  7.    SOLE VOTING POWER
                                                                         0
NUMBER OF
SHARES                                            8.    SHARED VOTING POWER
BENEFICIALLY                                              8,771 (See Item 5)
OWNED BY
EACH                                              9.    SOLE DISPOSITIVE POWER
REPORTING                                                  0
PERSON WITH
                                                 10.    SHARED DISPOSITIVE POWER
                                                             8,771 (See Item 5)


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,771 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.      TYPE OF REPORTING PERSON

     PN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7
          ------------

1.       NAME OF REPORTING PERSON -  Thomas H. Lee

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                  (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

     N/A

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
         [   ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

                                               7.    SOLE VOTING POWER
                                                         0
NUMBER OF
SHARES                                         8.    SHARED VOTING POWER
BENEFICIALLY                                         34,793,682 (See Item 5)
OWNED BY
EACH                                           9.    SOLE DISPOSITIVE POWER
REPORTING                                               0
PERSON WITH
                                              10.    SHARED DISPOSITIVE POWER
                                                     34,793,682 (See Item 5)


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     34,793,682 (See Item 5)

12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                    [   ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     35.5%

14.      TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

         This Amendment No. 1 amends and restates Items 2 and 5 of the Schedule 13D of the Reporting Persons (as defined below) with respect to the shares of common stock, par value $.01 per share (the "Shares"), of Metris Companies Inc. (the "Issuer"). The sole reason this Amendment is being filed is to reflect the increase in beneficial ownership of the Shares by the Reporting Persons due to
(i) pay-in-kind dividends received by the Reporting Persons pursuant to the Certificate of Designation of Series C Shares (which has not been amended), (ii) changes in the number of Shares issuable upon conversion of Series C Shares in accordance with the terms of the Certificate of Designation of Series C Shares (which has not been amended) and (iii) options to purchase Shares received by certain Reporting Persons in their capacity as directors of the Issuer. The Reporting Persons have not purchased any Shares or other securities of the Issuer since the filing of the original Schedule 13D.

         Item 2.  Identity and Background.

(a) - (c) and (f)

         This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) THL Equity Advisors IV, LLC, a Massachusetts limited liability company ("Advisors"), (2) Thomas H. Lee Equity Fund IV, L.P., a Delaware limited partnership ("Equity Fund"),
(3) Thomas H. Lee Foreign Fund IV, L.P., a Delaware limited partnership ("Foreign Fund"), (4)Thomas H. Lee Foreign Fund IV-B, L.P., a Delaware limited partnership ("Foreign Fund B"), (5) Thomas H. Lee Investors Limited Partnership (f/k/a THL-CCI Limited Partnership), a Massachusetts Limited Partnership ("THL-CCI"), (6) THL Investment Management Corp., a Massachusetts corporation ("Management Corp."), (7) Thomas H. Lee Charitable Investment L.P., a Massachusetts limited partnership ("Charitable Investment"), (8) Thomas H. Lee, an individual, and (9) certain parties affiliated with Thomas H. Lee Partners, L.P., a Delaware limited partnership (the "Affiliate Purchasers") (set forth on the attached Schedule I).

         The address of each of the Reporting Persons is c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, Massachusetts 02109.

         Each of Equity Fund, Foreign Fund and Foreign Fund B is principally engaged in the business of investment in securities. Advisors is principally engaged in the business of serving as general partner of each of Equity Fund, Foreign Fund and Foreign Fund B. THL-CCI is principally engaged in the business of investment in securities. Management Corp. is principally engaged in the business of serving as general partner of THL-CCI. Charitable Investment is principally engaged in charitable giving supported by investments in securities. Thomas H. Lee is the general partner of Charitable Investment and the Managing Member of Advisors and he is principally engaged in the business of investment in securities.

         Attached as Schedule A to this Schedule 13D is information concerning Management and other persons and entities as to which such information is required to be disclosed in response to Item 2 and General Instruction C to
Schedule 13D.



(d) and (e)

         None of the Reporting Persons or any of their officers or trustees has been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors).

         None of the Reporting Persons or any of their officers or trustees has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction during the past five years as a result of which it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         Item 5.  Interest in Securities of the Issuer.

(a) and (b)

         By virtue of the Purchase Agreement and the relationships among the Reporting Persons described herein, the Reporting Persons may be deemed to share beneficial ownership with respect to the Series C Shares reported herein. As of January 1, 2001, the Reporting Persons beneficially owned in the aggregate 35,657,994 (36.4%) of the 97,900,781 outstanding Shares of the Issuer (assuming conversion of the Series C Shares and exercise of options held by David V. Harkins, C. Hunter Boll, Thomas M Hagerty and Thomas H. Lee). Each of the Reporting Persons expressly disclaims the existence of such beneficial ownership, except: (1) Advisors does not disclaim beneficial ownership of shares held by Equity Fund, Foreign Fund or Foreign Fund B, (2) Management Corp. does not disclaim beneficial ownership of shares held by THL-CCI, and (3) Thomas H. Lee does not disclaim beneficial ownership of shares held by Advisors, Management Corp., Charitable Investment, or the 1997 Thomas H. Lee Nominee Trust.

         The Reporting Persons other than Equity Fund and Foreign Fund acquired their Series C Shares as a co-investment required by the terms of the partnership agreements of Equity Fund and Foreign Fund. Such agreements require that the Reporting Persons hold and sell their Series C Shares and Shares on a pro rata basis. By virtue of the Purchase Agreement and the relationships among the Reporting Persons described herein, the Reporting Persons may constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to beneficially own the Shares beneficially owned by the members of the group as a whole. Each of the Reporting Persons expressly disclaims beneficial ownership of such shares held by any other members of such group.

         Equity Fund has obtained direct beneficial ownership of 30,136,976 Shares, representing approximately 30.8% of the outstanding shares. Equity Fund may be deemed to share with Advisors voting and dispositive power with respect to such Shares.

         Foreign Fund has obtained direct beneficial ownership of 1,042,203 Shares, representing approximately 1.1% of the outstanding shares. Foreign Fund may be deemed to share with Advisors voting and dispositive power with respect to such Shares.

         Foreign Fund B has obtained direct beneficial ownership of 2,933,667 Shares, representing approximately 3.0% of the outstanding shares. Foreign Fund B may be deemed to share with Advisors voting and dispositive power with respect to such Shares.

         Advisors, as sole general partner of Equity Fund, Foreign Fund and Foreign Fund B, may be deemed to share voting and dispositive power with respect to 34,112,846 Shares beneficially owned by Equity Fund, Foreign Fund and Foreign Fund B, which represents approximately 34.9% of the outstanding shares. The filing of this Schedule 13D by Advisors shall not be construed as an admission that Advisors is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of Shares held by Equity Fund, Foreign Fund and Foreign Fund B.

         THL-CCI has obtained direct beneficial ownership of 8,771 Shares, representing less than 0.1% of the outstanding shares. THL-CCI may be deemed to share with Management Corp. voting and dispositive power with respect to such Shares.

         Management Corp., as sole general partner of THL-CCI, may be deemed to share voting and dispositive power with respect to 8,771 Shares beneficially owned by THL-CCI, which represents less than 0.1% of the outstanding shares. The filing of this Schedule 13D by Management Corp. shall not be construed as an admission that Management Corp. is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of Shares held by THL-CCI.

         Charitable Investment has obtained direct beneficial ownership of 196,084 Shares, representing approximately 0.2% of the outstanding shares. Charitable Investment may be deemed to share with its General Partner voting and dispositive power with respect to such Shares.

         Thomas H. Lee, as General Director of Advisors, Chief Executive Officer and sole shareholder of Management Corp., General Partner of Charitable Investment, and grantor of the 1997 Thomas H. Lee Nominee Trust, may be deemed to share voting and dispositive power with respect to 34,793,682 Shares beneficially owned by such entities, which represents approximately 35.5% of the outstanding shares. The filing of this Schedule 13D by Thomas H. Lee shall not be construed as an admission that Thomas H. Lee is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of Shares held by such entities.

         Each of the Affiliate Purchasers has obtained beneficial ownership of less than 1% of the outstanding shares. Each of the Affiliate Purchasers has sole voting and sole dispositive power with respect to such Shares beneficially owned by it, except for the 1995 Harkins Gift Trust and Charles W. Robins as Trustee for Jesse Albert Lee. David V. Harkins may be deemed to share voting and dispositive power over Shares held by the 1995 Harkins Gift Trust. The filing of this Schedule 13D shall not be construed as an admission that Mr. Harkins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such Shares. Charles W. Robins may be deemed to share voting and dispositive power over Shares held by him as Trustee for Jesse Albert Lee. The filing of this Schedule 13D shall not be construed as an admission that Mr. Robins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such Shares.

(c) The responses to Items 3 and 4 of this Schedule 13D are incorporated herein.

(d)      Not applicable.

(e)      Not applicable.

                                            Signatures

           After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.

                                            THOMAS H. LEE EQUITY FUND IV, L.P.

                                            By:  THL Equity Advisors IV,
                                            LLC, its General Partner

                                            By:  /s/ C. Hunter Boll
                                                 -----------------------
                                            Name:  C. Hunter Boll
                                            Title:   Managing Director


                                            THOMAS H. LEE FOREIGN FUND IV, L.P.

                                            By:  THL Equity Advisors IV, LLC,
                                            its General Partner
                                            By:  /s/ C. Hunter Boll
                                            Name: C. Hunter Boll
                                            Title:   Managing Director


                                            THOMAS H. LEE FOREIGN FUND IV-B,
                                            L.P.
                                            By:  THL Equity Advisors IV, LLC,
                                            its General Partner

                                            By:  /s/ C.Hunter Boll
                                                 ----------------------
                                            Name: C. Hunter Boll
                                            Title:   Managing Director


                                            THL EQUITY ADVISORS IV, LLC

                                            By:  /s/ C.Hunter Boll
                                                 ----------------------
                                            Name:   C. Hunter Boll
                                            Title:       Managing Director


                                            Thomas H. Lee Investors Limited
                                            Partnership (f/k/a THL-CCI Limited
                                            Partnership), THL Investment
                                            Management Corp., Thomas H. Lee
                                            Charitable Investment L.P., 1997
                                            Thomas H. Lee Nominee Trust, David
                                            V. Harkins, The 1995 Harkins Gift
                                            Trust, Scott A. Schoen, C. Hunter
                                            Boll, Scott M. Sperling, Anthony J.
                                            DiNovi, Thomas M. Hagerty, Warren C.
                                            Smith, Jr., Seth W. Lawry, Kent R.
                                            Weldon, Terrence M. Mullen, Todd M.
                                            Abbrecht, Charles A. Brizius, Scott
                                            Jaeckel, Soren Oberg, Thomas R.
                                            Shepherd, Wendy L. Masler, Andrew D.
                                            Flaster, Kristina A. Watts, Robert
                                            Schiff Lee 1998 Irrevocable Trust,
                                            Stephen Zachary Lee, Charles W.
                                            Robins as Trustee for Jesse Albert
                                            Lee, Charles W. Robins, James Westra

                                            By: C. Hunter Boll, Attorney-in-fact
                                            for the above-named parties.

                                            By:  /s/ C. Hunter Boll
                                                 -----------------------
                                                  C. Hunter Boll,
                                                  Attorney-in-fact


                                            /s/ Thomas H. Lee
                                            -----------------
                                            Thomas H. Lee

                                   Schedule A


         Each of the following individuals is a United States citizen and, with the exception of Charles W. Robins, James Westra, Stephen Zachary Lee, Jesse Albert Lee, Andrew D. Flaster and Terrence M. Mullen, is employed by Thomas H. Lee Partners, L.P., 75 State Street, Boston, Massachusetts 02109: David V. Harkins, Scott A. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry, Kent R. Weldon, Todd M. Abbrecht, Charles A. Brizius, Scott Jaeckel, Soren Oberg, Thomas R. Shepherd, Wendy L. Masler, Kristina A. Watts, Stephen Zachary Lee, Jesse Albert Lee, Charles W. Robins, James Westra.

         Charles W. Robins and James Westra are employed by Hutchins, Wheeler & Dittmar, a Professional Corporation, 101 Federal Street, Boston, Massachusetts 02110. Stephen Zachary Lee and Jesse Albert Lee are not employed. Andrew D. Flaster and Terrence M. Mullen were previously employed by Thomas H. Lee Partners, L.P.

         Each of the following officers of THL Investment Management Corp. is a United States citizen and, with the exception of Charles W. Robins and James Westra, is employed by Thomas H. Lee Partners, L.P., 75 State Street, Boston, Massachusetts 02109:

THL Investment Management Corp.
------------------------------

Chief Executive Officer:            Thomas H. Lee
                                    31 Old Farm Road, Lincoln, MA  01773

Chairman of the Board:              Thomas H. Lee
                                    31 Old Farm Road, Lincoln, MA  01773

President:                          David V. Harkins
                                    8 Corn Point Road, Marblehead, MA  01945

Vice Presidents:                    C. Hunter Boll
                                    45 Fletcher Street, Winchester, MA  01890

                                    Anthony J. DiNovi
                                    3 Ravine Road, Wellesley, MA  02181

                                    Thomas M. Hagerty
                                    256 Beacon Street, #4,  Boston, MA  02116

                                    Wendy L. Masler
                                    11 Waverly Street, #3, Brookline, MA  02115

                                    Scott A. Schoen
                                    191 Kings Grant Road, Weston, MA  02193

                                    Thomas R. Shepherd
                                    172 Harvard Road, Stow, MA  01775

                                    Warren C. Smith, Jr.
                                    38 Coolidge Lane, Dedham, MA  02026

                                    Scott M. Sperling
                                    4 Moore Road, Wayland, MA  01778

                                    Seth W. Lawry
                                    370 Concord Avenue, Weston, MA  02193

                                    Kent R. Weldon
                                    134 West Newton Street, Boston, MA  02118

Treasurer:                          Wendy L. Masler
                                    11 Waverly Street, #3, Brookline, MA  02115

Assistant Treasurer:                Charles P. Holden
                                    12 Avon Court, Wakefield, MA  01880

Clerk:                              Wendy L. Masler
                                    11 Waverly Street, #3, Brookline, MA  02115

Assistant Clerks:                   Charles W. Robins
                                    50 Lehigh Road, Wellesley, MA 02181

                                    James Westra
                                    5 Stage Hill Road, Wenham, MA  01984

                                   SCHEDULE I

                              Affiliate Purchasers


1997 Thomas H. Lee Nominee Trust, David V. Harkins, The 1995 Harkins Gift Trust, Scott A. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry, Kent R. Weldon, Terence
M. Mullen, Todd M. Abbrecht, Charles A. Brizius, Scott Jaeckel, Soren Oberg, Thomas R. Shepherd, Wendy L. Masler, Andrew D. Flaster, Kristina A. Watts, Robert Schiff Lee 1998 Irrevocable Trust, Stephen Zachary Lee, Charles W. Robins as Trustee for Jesse Albert Lee, Charles W. Robins, James Westra